Exhibit 99.1

Corporate Communications
817-967-1577
mediarelations@aa.com
FOR RELEASE: Thursday, January 25, 2018
AMERICAN AIRLINES GROUP REPORTS
FOURTH-QUARTER AND FULL YEAR 2017 PROFIT
FORT WORTH, Texas – American Airlines Group Inc. (NASDAQ: AAL) today reported its fourth-quarter and full year 2017 results, including these highlights:

•	Reported a full year 2017 pre-tax profit of $3.1 billion, or $3.8 billion excluding net special items[1], and a full year net profit of $1.9 billion, or $2.4 billion excluding net special items

•	Reported a fourth-quarter 2017 pre-tax profit of $425 million, or $739 million excluding net special items, and a fourth-quarter net profit of $258 million, or $455 million excluding net special items

•
2017 earnings were $3.90 per diluted share, or $4.88 per diluted share excluding net special items. Fourth-quarter earnings were $0.54 per diluted share, or $0.95 per diluted share excluding net special items

•	Accrued $241 million for the company's profit sharing program in 2017, including $46 million in the fourth quarter

•	Returned $1.7 billion to shareholders in 2017, including the repurchase of 33.9 million shares and dividend payments of $198 million

Pre-tax earnings excluding net special items for the fourth quarter of 2017 were $739 million, a $34 million decrease from the fourth quarter of 2016. For the full year 2017, pre-tax earnings excluding net special items were $3.8 billion, a decrease of $1.2 billion from 2016.

“2017 was a remarkable year for American Airlines. We made enormous progress as a company as we continued to make significant investments in our team members, product and operation, and those investments are beginning to pay off,” said Chairman and CEO Doug Parker. “Our operation continues to deliver record-setting performance for the company, and the credit goes to our team members who are simply the best in the business.

“We enter 2018 with strong momentum. Demand for American’s reliable, friendly service remains strong, our network is expanding, and the products we are bringing to market are resonating with customers.”

American Airlines Group Reports Fourth-Quarter and Full Year 2017 Profit
January 25, 2018

Fourth-Quarter and Full Year 2017 Revenue and Expenses

	GAAP		Non-GAAP[1]		GAAP		Non-GAAP[1]
	4Q17	4Q16	4Q17	4Q16	FY17	FY16	FY17	FY16
Total operating revenues ($ mil)	$10,600	$9,789	$10,600	$9,789	$42,207	$40,180	$42,207	$40,180
Total operating expenses ($ mil)	9,910	9,022	9,607	8,761	38,149	34,896	37,415	34,173
Operating income ($ mil)	690	767	993	1,028	4,058	5,284	4,792	6,007

Pre-tax income ($ mil)	425	500	739	773	3,084	4,299	3,840	5,071
Pre-tax margin	4.0%	5.1%	7.0%	7.9%	7.3%	10.7%	9.1%	12.6%

Net income ($ mil)	258	289	455	475	1,919	2,676	2,399	3,173

Earnings per diluted share	$0.54	$0.56	$0.95	$0.92	$3.90	$4.81	$4.88	$5.71

Strong close-in demand and improving yields drove an 8.3 percent year-over-year increase in fourth-quarter total revenue, to $10.6 billion. Passenger yields grew in all geographic regions, including 11.0 percent growth in trans-Atlantic and 7.9 percent growth in Latin America. Cargo revenue was up 19.7 percent to $232 million due to higher volumes and a 6.7 percent increase in cargo yield. Other revenue was up 8.1 percent to $1.3 billion. Fourth-quarter total revenue per available seat mile increased by 5.6 percent compared to 2016 on a 2.5 percent increase in total available seat miles.
Total fourth-quarter operating expenses were $9.9 billion, up 9.8 percent year-over-year due primarily to a 23.5 percent increase in consolidated fuel expense and a 7.0 percent increase in salaries and benefits resulting from the company’s investments in its team members. Total fourth-quarter cost per available seat mile (CASM) was 14.71 cents, up 7.1 percent from fourth-quarter 2016. Excluding fuel and special items, total fourth-quarter CASM was 11.25 cents, up 3.8 percent year-over-year.
Strategic Objectives
The company continues to focus on four long-term strategic objectives: Create a World-Class Customer Experience, Make Culture a Competitive Advantage, Ensure Long-Term Financial Strength, and Think Forward, Lead Forward.
Create a World-Class Customer Experience
American began 2017 by being named Air Transport World’s Airline of the Year in recognition of its successful integration and significant investment in its product and people. This is a recognition American had not received since 1988. Also in 2017, American:

•	Recorded its best on-time departure and arrival performance since 2003, and its best baggage handling performance since DOT began reporting in 1994

•
Launched new products to meet customer demand, including the expansion of American’s best-in-class lounges by opening Flagship First Dining, a new exclusive experience for customers in First Class on international and A321T transcontinental flights. American now offers Flagship First Dining in Miami, Los Angeles, and New York-JFK. Importantly, American is the only U.S. airline that offers international First Class

•
Operated the youngest fleet among its peers and invested $4.1 billion in new aircraft, including its first Boeing 737 MAX. By the end of 2018, the company expects to induct a total of 20 new MAX aircraft, which will replace older, less fuel efficient aircraft

•	Introduced new streaming-capable satellite-based internet access on the 737 MAX, which will be rolled out across most of the domestic mainline fleet

American Airlines Group Reports Fourth-Quarter and Full Year 2017 Profit
January 25, 2018

•	Introduced Basic Economy, a product to compete with ultra low-cost carriers. This product is now offered nationwide and to leisure markets in Mexico and most of the Caribbean

•
Rolled out Premium Economy, which offers a wider seat, more legroom, an amenity kit, and enhanced meal choices on international flights. Currently 64 widebody aircraft offer this product. American expects to offer Premium Economy on most of its widebody fleet by the spring of 2019

•
Expanded the airline’s global footprint by launching Los Angeles-to-Beijing service; and announcing service from Philadelphia to Prague, Czech Republic, and Budapest, Hungary; Dallas-Fort Worth to Reykjavik-Keflavik, Iceland; and Chicago-O’Hare to Venice, Italy, which will start this summer

•	Completed delivery of the last Boeing 737-800 and Airbus A321CEO aircraft

•	Painted the last aircraft in American’s new livery
“Customers are responding positively to the options American offers, from international First Class to Basic Economy,” said American Airlines President Robert Isom. “We are far ahead of our U.S. competitors in offering Premium Economy on our international flights, which comes just as we begin to prepare for the busy summer travel season. Importantly, this highly-differentiated product makes American’s international service consistent with its partners across the Atlantic and the Pacific, so customers can book their international Premium Economy trips seamlessly.
“American’s customers are noticing these significant product and network improvements. 2017 survey scores measuring our customers’ likelihood to recommend American were the highest they’ve been in company history,” Isom said.
Make Culture a Competitive Advantage
American is creating an environment that cares for frontline team members, provides competitive pay, and equips its team with the right tools to support its customers. During 2017, American:

•	Awarded each team member with two complimentary round-trip tickets across American’s global network to commemorate being named Air Transport World’s 2017 Airline of the Year

•
After hurricanes hit the Caribbean and Florida, American Airlines team members worked together to help the people of San Juan, Puerto Rico and other affected parts of the region. American and its team members have delivered more than 2.5 million pounds of relief supplies and raised almost $2 million for the American Red Cross, in addition to other relief work

•
Invested more than $300 million in facilities and equipment including renovations to team member spaces, mobile devices for pilots and flight attendants, and the ongoing One Campus One Team initiative at the airline’s global support center in Fort Worth

•
Ensured team member pay remained competitive through initiatives such as a mid-contract salary increase for pilots and flight attendants and continued step increases from a mid-contract pay increase for mechanics and fleet service workers

•	Introduced a best-in-industry maternity and adoption benefit program to all team members including union-represented team members

•	Launched the company's first team member survey in over a decade

•
Provided customer service skills training to 35,000 team members through Elevate the Everyday Experience training, and launched training for leaders that emphasizes supporting team members who directly serve customers

•
Announced that work on its CFM56-5B engines, which power much of American’s Airbus narrowbody fleet, would move in-house to its world-class maintenance team located in Tulsa, Oklahoma beginning later this year

American Airlines Group Reports Fourth-Quarter and Full Year 2017 Profit
January 25, 2018

•
Just this month, shared benefits of the recent Tax Cuts and Jobs Act by issuing $1,000 payments to all non-officer team members at American and its wholly-owned regional carriers. While American does not yet pay federal cash income taxes, the new tax law will reduce the company’s future tax bill and allow more investments in equipment and facilities

Ensure Long-Term Financial Strength
American has taken significant steps forward to ensure its long-term competitiveness in the global aviation industry. In the four full years since the merger closed, the company’s cumulative pre-tax earnings excluding net special items were $19.4 billion. American is focused on capturing the efficiencies created by the merger, delivering on its earnings potential, and creating value for its owners. In 2017, American:

•
Returned $1.7 billion to shareholders through share repurchases and dividends, bringing the total since mid-2014 to $11.4 billion. These repurchases have reduced the share count by 37 percent to 475.5 million shares at the end of 2017. As of December 31, 2017, the company had approximately $450 million remaining of its current $2.0 billion share repurchase authority[2]

•
Announced, at American’s Media & Investor Day last fall, $3.9 billion in revenue and cost initiatives expected to be realized by the end of 2021. These projects are on track and are expected to improve the customer experience, drive revenue improvements, and deliver cost efficiencies

•
Completed several innovative and landmark transactions in 2017 that provided efficient financing for the company. These transactions included repricing approximately $5 billion in term loans at industry-leading rates, extending and increasing its revolving credit facility, and setting a new benchmark rate for subordinated aircraft debt in the EETC market

•	On January 25, 2018, declared a dividend of $0.10 per share, to be paid on February 20, 2018, to stockholders of record as of February 6, 2018
Think Forward, Lead Forward
American is committed to re-establishing itself as an industry leader by creating an action-oriented culture that moves quickly to bring products to market, embraces technological change, and quickly seizes upon new opportunities for its network and product. In 2017, American:

•	Announced a $200 million equity stake in China Southern Airlines, leading to a growing codeshare with the largest airline in China

•	Executed an amended and restated trans-Atlantic Joint Business Agreement that extends the term of the agreement with the company’s partners

•	Adopted next-generation technology such as cloud hosting and machine learning to speed time to value

•
Announced a commitment for more than $1.6 billion for improvements of LAX Terminals 4 and 5, setting the stage for American to receive additional gate space, strengthen its Pacific gateway and to be the pre-eminent airline for Los Angeles

•	Built a five-gate expansion at Chicago O’Hare Terminal 3, which is expected to open in April, giving American a new advantage at this key competitive hub
Parker summarized: “As an airline, we will always operate in a just-in-time environment, however, we recognize we must lead for the long term. This means we must be more nimble in our problem solving and in how we innovate and develop the right products, technology, and network both for customers of today and the future. Ultimately, all of this work will produce a company built for the long term, led by a team that thinks long-term, sees the potential of future opportunities, and brings innovative concepts to market quickly and efficiently.”

Guidance and Investor Update
American expects its first-quarter 2018 TRASM to increase approximately 2.0 to 4.0 percent year-over-year, which reflects expected continued improvement in demand for both business and leisure travel. The company also expects its first-quarter 2018 pre-tax margin excluding special items to be between 2.0 and 4.0 percent.3 In addition, based on the guidance issued today and current business conditions, American presently expects its 2018 diluted earnings per share excluding net special items to be between $5.50 and $6.50.3
For additional financial forecasting detail, please refer to the company’s investor relations update, filed with the Securities and Exchange Commission on Form 8-K. This filing will be available at aa.com/investorrelations.
Conference Call / Webcast Details
The company will conduct a live audio webcast of its earnings call today at 7:30 a.m. CT, which will be available to the public on a listen-only basis at aa.com/investorrelations. An archive of the webcast will be available on the website through February 25.
Notes

1.
In the fourth quarter, the company recognized $314 million in net special items before the effect of income taxes. Mainline special items principally consisted of a $123 million charge for the $1,000 cash bonus and associated payroll taxes granted to employees in recognition of recent tax reform, $81 million of merger integration expenses, $58 million of fleet restructuring expenses, and a $20 million net charge resulting from fair value adjustments to bankruptcy obligations. Regional special items of $23 million principally consisted of a charge related to the $1,000 cash bonus and associated payroll taxes discussed above for employees at the company’s regional subsidiaries. The company also recognized a nonoperating special charge of $11 million and an income tax net special benefit of $7 million. See the accompanying notes in the Financial Tables section of this press release for further explanation, including a reconciliation of all GAAP to non-GAAP financial information.

2.
Share repurchases under the buyback program may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. The program does not obligate the company to repurchase any specific number of shares or continue a dividend for any fixed period, and may be suspended at any time at the company's discretion.

3.	American is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be determined at this time.
About American Airlines Group
American Airlines and American Eagle offer an average of nearly 6,700 flights per day to nearly 350 destinations in more than 50 countries. American has hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix, and Washington, D.C. American is a founding member of the oneworld® alliance, whose members serve more than 1,000 destinations with about 14,250 daily flights to over 150 countries. Shares of American Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL. In 2015, its stock joined the S&P 500 index. Connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.

American Airlines Group Reports Fourth-Quarter and Full Year 2017 Profit
January 25, 2018

Cautionary Statement Regarding Forward-Looking Statements and Information
Certain of the statements contained in this report should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the Securities Act), the Securities Exchange Act of 1934, as amended (the Exchange Act), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about our plans, objectives, expectations, intentions, estimates and strategies for the future, and other statements that are not historical facts. These forward-looking statements are based on our current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 (especially in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A. Risk Factors), and other risks and uncertainties listed from time to time in our other filings with the Securities and Exchange Commission. There may be other factors of which we are not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. We do not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.

American Airlines Group Reports Fourth-Quarter and Full Year 2017 Profit
January 25, 2018

American Airlines Group Inc.
Condensed Consolidated Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	3 Months Ended December 31,		Percent Change	12 Months Ended December 31,		Percent Change
	2017	2016		2017	2016
Operating revenues:
Mainline passenger	$7,257	$6,717	8.0	$29,238	$27,909	4.8
Regional passenger	1,762	1,630	8.1	6,895	6,670	3.4
Cargo	232	194	19.7	800	700	14.3
Other	1,349	1,248	8.1	5,274	4,901	7.6
Total operating revenues	10,600	9,789	8.3	42,207	40,180	5.0
Operating expenses:
Aircraft fuel and related taxes	1,646	1,335	23.3	6,128	5,071	20.8
Salaries, wages and benefits	2,993	2,796	7.0	11,816	10,890	8.5
Regional expenses:
Fuel	383	308	24.3	1,382	1,109	24.6
Other	1,315	1,247	5.4	5,164	4,935	4.6
Maintenance, materials and repairs	484	482	0.5	1,959	1,834	6.8
Other rent and landing fees	443	430	3.0	1,806	1,772	1.9
Aircraft rent	305	295	3.4	1,197	1,203	(0.4)
Selling expenses	383	334	14.8	1,477	1,323	11.6
Depreciation and amortization	447	397	12.5	1,702	1,525	11.6
Special items, net	280	259	8.1	712	709	0.5
Other	1,231	1,139	8.1	4,806	4,525	6.2
Total operating expenses	9,910	9,022	9.8	38,149	34,896	9.3
Operating income	690	767	(10.0)	4,058	5,284	(23.2)
Nonoperating income (expense):
Interest income	24	18	29.2	94	63	47.8
Interest expense, net	(266)	(254)	5.1	(1,053)	(991)	6.2
Other, net	(23)	(31)	(27.5)	(15)	(57)	(73.4)
Total nonoperating expense, net	(265)	(267)	(0.4)	(974)	(985)	(1.0)
Income before income taxes	425	500	(15.1)	3,084	4,299	(28.3)
Income tax provision	167	211	(20.9)	1,165	1,623	(28.2)
Net income	$258	$289	(10.9)	$1,919	$2,676	(28.3)

Earnings per common share:
Basic	$0.54	$0.56		$3.92	$4.85
Diluted	$0.54	$0.56		$3.90	$4.81
Weighted average shares outstanding (in thousands):
Basic	477,165	514,571		489,164	552,308
Diluted	479,382	518,358		491,692	556,099
Note: Percent change may not recalculate due to rounding.

American Airlines Group Reports Fourth-Quarter and Full Year 2017 Profit
January 25, 2018

American Airlines Group Inc.
Consolidated Operating Statistics
(Unaudited)

	3 Months Ended December 31,		Change	12 Months Ended December 31,		Change
	2017	2016		2017	2016
Mainline
Revenue passenger miles (millions)	48,951	47,395	3.3%	201,351	199,014	1.2%
Available seat miles (ASM) (millions)	59,140	57,749	2.4%	243,806	241,734	0.9%
Passenger load factor (percent)	82.8	82.1	0.7pts	82.6	82.3	0.3pts
Yield (cents)	14.82	14.17	4.6%	14.52	14.02	3.5%
Passenger revenue per ASM (cents)	12.27	11.63	5.5%	11.99	11.55	3.9%
Passenger enplanements (thousands)	36,035	34,700	3.8%	144,922	144,530	0.3%
Departures (thousands)	265	265	—%	1,081	1,102	(1.9)%
Aircraft at end of period	948	930	1.9%	948	930	1.9%
Block hours (thousands)	833	827	0.7%	3,441	3,477	(1.0)%
Average stage length (miles)	1,226	1,215	0.9%	1,240	1,230	0.8%
Fuel consumption (gallons in millions)	866	857	1.1%	3,579	3,596	(0.5)%
Average aircraft fuel price including related taxes (dollars per gallon)	1.90	1.56	22.0%	1.71	1.41	21.4%
Full-time equivalent employees at end of period	103,100	101,500	1.6%	103,100	101,500	1.6%
Operating cost per ASM (cents)	13.89	12.93	7.4%	12.96	11.94	8.6%
Operating cost per ASM excluding special items (cents)	13.41	12.48	7.5%	12.67	11.64	8.8%
Operating cost per ASM excluding special items and fuel (cents)	10.63	10.17	4.5%	10.16	9.54	6.4%
Regional (A)
Revenue passenger miles (millions)	6,376	6,057	5.3%	24,995	24,463	2.2%
Available seat miles (millions)	8,215	7,934	3.5%	32,687	31,676	3.2%
Passenger load factor (percent)	77.6	76.3	1.3pts	76.5	77.2	(0.7)pts
Yield (cents)	27.64	26.91	2.7%	27.58	27.26	1.2%
Passenger revenue per ASM (cents)	21.45	20.54	4.4%	21.09	21.06	0.2%
Passenger enplanements (thousands)	13,990	13,276	5.4%	54,718	54,184	1.0%
Aircraft at end of period	597	606	(1.5)%	597	606	(1.5)%
Fuel consumption (gallons in millions)	194	187	4.2%	773	751	2.8%
Average aircraft fuel price including related taxes (dollars per gallon)	1.97	1.65	19.3%	1.79	1.48	21.2%
Full-time equivalent employees at end of period (B)	23,500	20,800	13.0%	23,500	20,800	13.0%
Operating cost per ASM (cents)	20.67	19.60	5.4%	20.03	19.08	5.0%
Operating cost per ASM excluding special items (cents)	20.38	19.58	4.1%	19.96	19.04	4.9%
Operating cost per ASM excluding special items and fuel (cents)	15.72	15.70	0.1%	15.73	15.53	1.3%
Total Mainline & Regional
Revenue passenger miles (millions)	55,327	53,452	3.5%	226,346	223,477	1.3%
Available seat miles (millions)	67,355	65,683	2.5%	276,493	273,410	1.1%
Cargo ton miles (millions)	752	670	12.2%	2,788	2,424	15.0%
Passenger load factor (percent)	82.1	81.4	0.7pts	81.9	81.7	0.2pts
Yield (cents)	16.30	15.62	4.4%	15.96	15.47	3.2%
Passenger revenue per ASM (cents)	13.39	12.71	5.4%	13.07	12.65	3.3%
Total revenue per ASM (cents)	15.74	14.90	5.6%	15.27	14.70	3.9%
Cargo yield per ton mile (cents)	30.91	28.97	6.7%	28.70	28.89	(0.7)%
Passenger enplanements (thousands)	50,025	47,976	4.3%	199,640	198,714	0.5%
Aircraft at end of period	1,545	1,536	0.6%	1,545	1,536	0.6%
Fuel consumption (gallons in millions)	1,060	1,044	1.7%	4,352	4,347	0.1%
Average aircraft fuel price including related taxes (dollars per gallon)	1.91	1.57	21.5%	1.73	1.42	21.4%
Full-time equivalent employees at end of period (B)	126,600	122,300	3.5%	126,600	122,300	3.5%
Operating cost per ASM (cents)	14.71	13.74	7.1%	13.80	12.76	8.1%
Operating cost per ASM excluding special items (cents)	14.26	13.34	6.9%	13.53	12.50	8.3%
Operating cost per ASM excluding special items and fuel (cents)	11.25	10.84	3.8%	10.82	10.24	5.6%

(A)	Regional includes wholly owned regional airline subsidiaries and operating results from capacity purchase carriers.

(B)	Regional full-time equivalent employees only include our wholly owned regional airline subsidiaries.
Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Fourth-Quarter and Full Year 2017 Profit
January 25, 2018

American Airlines Group Inc.
Consolidated Revenue Statistics by Region
(Unaudited)

	3 Months Ended December 31,			12 Months Ended December 31,
	2017	2016	Change	2017	2016	Change
Domestic - Mainline
Revenue passenger miles (millions)	31,525	30,574	3.1%	126,867	127,869	(0.8)%
Available seat miles (ASM) (millions)	36,529	36,361	0.5%	149,175	150,655	(1.0)%
Passenger load factor (percent)	86.3	84.1	2.2pts	85.0	84.9	0.1pts
Yield (cents)	15.49	15.03	3.1%	15.21	14.63	4.0%
Passenger revenue per ASM (cents)	13.37	12.63	5.8%	12.94	12.42	4.2%
Domestic Consolidated - Mainline and Total Regional (A)
Revenue passenger miles (millions)	37,901	36,631	3.5%	151,862	152,332	(0.3)%
Available seat miles (millions)	44,744	44,295	1.0%	181,862	182,330	(0.3)%
Passenger load factor (percent)	84.7	82.7	2.0pts	83.5	83.5	—pts
Yield (cents)	17.53	16.99	3.2%	17.25	16.66	3.5%
Passenger revenue per ASM (cents)	14.85	14.05	5.7%	14.40	13.92	3.5%
Latin America
Revenue passenger miles (millions)	7,281	7,070	3.0%	29,725	29,927	(0.7)%
Available seat miles (millions)	9,269	8,866	4.5%	37,702	37,760	(0.2)%
Passenger load factor (percent)	78.5	79.7	(1.2)pts	78.8	79.3	(0.5)pts
Yield (cents)	15.68	14.52	7.9%	15.07	13.72	9.9%
Passenger revenue per ASM (cents)	12.31	11.58	6.3%	11.88	10.87	9.3%
Atlantic
Revenue passenger miles (millions)	6,262	6,087	2.9%	29,338	27,794	5.6%
Available seat miles (millions)	8,558	8,071	6.0%	38,112	37,174	2.5%
Passenger load factor (percent)	73.2	75.4	(2.2)pts	77.0	74.8	2.2pts
Yield (cents)	13.48	12.15	11.0%	13.39	13.60	(1.6)%
Passenger revenue per ASM (cents)	9.87	9.16	7.7%	10.31	10.17	1.4%
Pacific
Revenue passenger miles (millions)	3,883	3,664	6.0%	15,421	13,424	14.9%
Available seat miles (millions)	4,784	4,451	7.5%	18,817	16,145	16.5%
Passenger load factor (percent)	81.2	82.3	(1.1)pts	82.0	83.1	(1.1)pts
Yield (cents)	9.99	9.74	2.6%	9.94	9.78	1.6%
Passenger revenue per ASM (cents)	8.11	8.01	1.2%	8.14	8.13	0.2%
Total International
Revenue passenger miles (millions)	17,426	16,821	3.6%	74,484	71,145	4.7%
Available seat miles (millions)	22,611	21,388	5.7%	94,631	91,079	3.9%
Passenger load factor (percent)	77.1	78.6	(1.5)pts	78.7	78.1	0.6pts
Yield (cents)	13.62	12.62	7.9%	13.35	12.93	3.2%
Passenger revenue per ASM (cents)	10.50	9.93	5.7%	10.51	10.10	4.0%
(A) Revenue statistics for all Regional flying are included herein.
Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Fourth-Quarter and Full Year 2017 Profit
January 25, 2018

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
American Airlines Group Inc. (the “Company”) sometimes uses financial measures that are derived from the consolidated financial statements but that are not presented in accordance with GAAP to understand and evaluate its current operating performance and to allow for period-to-period comparisons. The Company believes these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. The Company is providing a reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.
The tables below present the reconciliations of the following GAAP measures to their non-GAAP measures:

•	Pre-Tax Income (GAAP measure) to Pre-Tax Income Excluding Special Items (non-GAAP measure)

•	Pre-Tax Margin (GAAP measure) to Pre-Tax Margin Excluding Special Items (non-GAAP measure)

•	Net Income (GAAP measure) to Net Income Excluding Special Items (non-GAAP measure)

•	Basic and Diluted Earnings Per Share (GAAP measure) to Basic and Diluted Earnings Per Share Excluding Special Items (non-GAAP measure)

•	Operating Income (GAAP measure) to Operating Income Excluding Special Items (non-GAAP measure)
Management uses these non-GAAP financial measures to evaluate the Company’s current operating performance and to allow for period-to-period comparisons. As special items may vary from period-to-period in nature and amount, the adjustment to exclude special items allows management an additional tool to better understand the Company’s core operating performance.
Additionally, the tables below present the reconciliations of mainline, regional and total operating costs (GAAP measure) to mainline, regional and total operating costs excluding special items and fuel (non-GAAP measure). Management uses mainline, regional and total operating costs excluding special items and fuel to evaluate the Company’s current operating performance and for period-to-period comparisons. The price of fuel, over which the Company has no control, impacts the comparability of period-to-period financial performance. The adjustment to exclude aircraft fuel and special items allows management an additional tool to better understand and analyze the Company’s non-fuel costs and core operating performance.

Reconciliation of Pre-Tax Income Excluding Special Items for 2014-2017	12 Months Ended December 31,
	2014	2015	2016	2017	Cumulative
	(in millions)
Pre-tax income as reported	$3,212	$4,616	$4,299	$3,084	$15,211
Pre-tax special items:
Special items, net (1) (4)	800	1,051	709	712	3,272
Regional operating special items, net (2) (4)	24	29	14	22	89
Nonoperating special items, net (3) (4)	132	594	49	22	797
Total pre-tax special items	956	1,674	772	756	4,158
Pre-tax income excluding special items	$4,168	$6,290	$5,071	$3,840	$19,369

Reconciliation of Pre-Tax Income Excluding Special Items	3 Months Ended December 31,		Percent Change	12 Months Ended December 31,		Percent Change
	2017	2016		2017	2016
	(in millions)			(in millions)
Pre-tax income as reported	$425	$500		$3,084	$4,299
Pre-tax special items:
Special items, net (1)	280	259		712	709
Regional operating special items, net (2)	23	2		22	14
Nonoperating special items, net (3)	11	12		22	49
Total pre-tax special items	314	273		756	772
Pre-tax income excluding special items	$739	$773	-4%	$3,840	$5,071	-24%

Calculation of Pre-Tax Margin
Pre-tax income as reported	$425	$500		$3,084	$4,299
Total operating revenues as reported	$10,600	$9,789		$42,207	$40,180
Pre-tax margin	4.0%	5.1%		7.3%	10.7%

Calculation of Pre-Tax Margin Excluding Special Items
Pre-tax income excluding special items	$739	$773		$3,840	$5,071
Total operating revenues as reported	$10,600	$9,789		$42,207	$40,180
Pre-tax margin excluding special items	7.0%	7.9%		9.1%	12.6%

Reconciliation of Net Income Excluding Special Items
Net income as reported	$258	$289		$1,919	$2,676
Special items:
Total pre-tax special items (1) (2) (3)	314	273		756	772
Income tax special items (5)	(7)	—		(7)	—
Net tax effect of special items	(110)	(87)		(269)	(275)
Net income excluding special items	$455	$475	-4%	$2,399	$3,173	-24%

American Airlines Group Reports Fourth-Quarter and Full Year 2017 Profit
January 25, 2018

Reconciliation of Basic and Diluted Earnings Per Share Excluding Special Items	3 Months Ended December 31,		12 Months Ended December 31,
	2017	2016	2017	2016
	(in millions, except per share amounts)		(in millions, except per share amounts)
Net income excluding special items	$455	$475	$2,399	$3,173
Shares used for computation (in thousands):
Basic	477,165	514,571	489,164	552,308
Diluted	479,382	518,358	491,692	556,099
Earnings per share excluding special items:
Basic	$0.95	$0.92	$4.90	$5.75
Diluted	$0.95	$0.92	$4.88	$5.71

Reconciliation of Operating Income Excluding Special Items
Operating income as reported	$690	$767	$4,058	$5,284
Special items:
Special items, net (1)	280	259	712	709
Regional operating special items, net (2)	23	2	22	14
Operating income excluding special items	$993	$1,028	$4,792	$6,007

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Mainline only	3 Months Ended December 31,		12 Months Ended December 31,
	2017	2016	2017	2016
	(in millions)		(in millions)
Total operating expenses as reported	$9,910	$9,022	$38,149	$34,896
Less regional expenses as reported:
Fuel	(383)	(308)	(1,382)	(1,109)
Other	(1,315)	(1,247)	(5,164)	(4,935)
Total mainline operating expenses as reported	8,212	7,467	31,603	28,852
Special items, net (1)	(280)	(259)	(712)	(709)
Mainline operating expenses, excluding special items	7,932	7,208	30,891	28,143
Aircraft fuel and related taxes	(1,646)	(1,335)	(6,128)	(5,071)
Mainline operating expenses, excluding special items and fuel	$6,286	$5,873	$24,763	$23,072
	(in cents)		(in cents)
Mainline operating expenses per ASM as reported	13.89	12.93	12.96	11.94
Special items, net per ASM (1)	(0.47)	(0.45)	(0.29)	(0.29)
Mainline operating expenses per ASM, excluding special items	13.41	12.48	12.67	11.64
Aircraft fuel and related taxes per ASM	(2.78)	(2.31)	(2.51)	(2.10)
Mainline operating expenses per ASM, excluding special items and fuel	10.63	10.17	10.16	9.54
Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Fourth-Quarter and Full Year 2017 Profit
January 25, 2018

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Regional only	3 Months Ended December 31,		12 Months Ended December 31,
	2017	2016	2017	2016
	(in millions)		(in millions)
Total regional operating expenses as reported	$1,698	$1,555	$6,546	$6,044
Regional operating special items, net (2)	(23)	(2)	(22)	(14)
Regional operating expenses, excluding special items	1,675	1,553	6,524	6,030
Aircraft fuel and related taxes	(383)	(308)	(1,382)	(1,109)
Regional operating expenses, excluding special items and fuel	$1,292	$1,245	$5,142	$4,921
	(in cents)		(in cents)
Regional operating expenses per ASM as reported	20.67	19.60	20.03	19.08
Regional operating special items, net per ASM (2)	(0.28)	(0.02)	(0.07)	(0.05)
Regional operating expenses per ASM, excluding special items	20.38	19.58	19.96	19.04
Aircraft fuel and related taxes per ASM	(4.66)	(3.88)	(4.23)	(3.50)
Regional operating expenses per ASM, excluding special items and fuel	15.72	15.70	15.73	15.53
Note: Amounts may not recalculate due to rounding.

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Total Mainline and Regional	3 Months Ended December 31,		12 Months Ended December 31,
	2017	2016	2017	2016
	(in millions)		(in millions)
Total operating expenses as reported	$9,910	$9,022	$38,149	$34,896
Special items:
Special items, net (1)	(280)	(259)	(712)	(709)
Regional operating special items, net (2)	(23)	(2)	(22)	(14)
Total operating expenses, excluding special items	9,607	8,761	37,415	34,173
Fuel:
Aircraft fuel and related taxes - mainline	(1,646)	(1,335)	(6,128)	(5,071)
Aircraft fuel and related taxes - regional	(383)	(308)	(1,382)	(1,109)
Total operating expenses, excluding special items and fuel	$7,578	$7,118	$29,905	$27,993
	(in cents)		(in cents)
Total operating expenses per ASM as reported	14.71	13.74	13.80	12.76
Special items per ASM:
Special items, net (1)	(0.42)	(0.39)	(0.26)	(0.26)
Regional operating special items, net (2)	(0.03)	—	(0.01)	(0.01)
Total operating expenses per ASM, excluding special items	14.26	13.34	13.53	12.50
Fuel per ASM:
Aircraft fuel and related taxes - mainline	(2.44)	(2.03)	(2.22)	(1.85)
Aircraft fuel and related taxes - regional	(0.57)	(0.47)	(0.50)	(0.41)
Total operating expenses per ASM, excluding special items and fuel	11.25	10.84	10.82	10.24
Note: Amounts may not recalculate due to rounding.
FOOTNOTES:

(1)
The 2017 fourth quarter mainline operating special items totaled a net charge of $280 million, which principally included a $123 million charge for the $1,000 cash bonus and associated payroll taxes granted to mainline employees as of December 31, 2017 in recognition of recent tax reform, $81 million of merger integration expenses, $58 million of fleet restructuring expenses and a $20 million net charge resulting from fair value adjustments to bankruptcy obligations. The 2017 twelve-month period mainline operating special items totaled a net charge of $712 million, which principally included $273 million of merger integration expenses, $232 million of fleet restructuring expenses, a $123 million charge for the $1,000 tax reform employee bonus mentioned above, $46 million for labor contract expenses primarily due to one-time charges to adjust the vacation accruals for pilots and flight attendants as a result of the mid-contract pay rate adjustments effective in the second quarter of 2017 and a $27 million net charge resulting from fair value adjustments to bankruptcy obligations.

The 2016 fourth quarter mainline operating special items totaled a net charge of $259 million, which principally included $119 million of merger integration expenses, $104 million of fleet restructuring expenses and a $47 million net charge resulting from fair value adjustments to bankruptcy obligations. The 2016 twelve-month period mainline operating special items totaled a net charge of $709 million, which principally included $514 million of merger integration expenses, $177 million of fleet restructuring expenses and a $25 million net charge resulting from fair value adjustments to bankruptcy obligations.
Merger integration expenses included costs related to information technology, professional fees, re-branding of aircraft and airport facilities and training. Additionally, the 2016 periods also included merger integration expenses related to alignment of labor union contracts, re-branded uniforms, relocation and severance. Fleet restructuring expenses driven by the merger principally included the acceleration of aircraft depreciation and impairments for aircraft grounded or expected to be grounded earlier than planned.
(2) The 2017 fourth quarter and twelve-month period regional operating special items principally related to the $1,000 cash bonus and associated payroll taxes granted to employees of the Company’s regional subsidiaries as of December 31, 2017 in recognition of recent tax reform. In 2016, regional operating special items principally related to merger integration expenses.
(3) Nonoperating special charges in the 2017 and 2016 fourth quarter and twelve-month periods primarily consisted of costs associated with debt refinancings and extinguishments.
(4) Refer to Form 8-K filed on January 29, 2016 for further discussion of net special items for the twelve month periods ended December 31, 2015 and 2014.
(5) In the fourth quarter and twelve-month 2017 periods, income tax special items included a $7 million non-cash benefit to income tax expense to reflect the impact of lower corporate income tax rates on the Company’s deferred tax assets and liabilities resulting from tax reform.

American Airlines Group Reports Fourth-Quarter and Full Year 2017 Profit
January 25, 2018

American Airlines Group Inc.
Condensed Consolidated Balance Sheets
(In millions)

	December 31, 2017	December 31, 2016
	(unaudited)
Assets
Current assets
Cash	$295	$322
Short-term investments	4,771	6,037
Restricted cash and short-term investments	318	638
Accounts receivable, net	1,752	1,594
Aircraft fuel, spare parts and supplies, net	1,359	1,094
Prepaid expenses and other	651	639
Total current assets	9,146	10,324
Operating property and equipment
Flight equipment	40,318	37,028
Ground property and equipment	8,267	7,116
Equipment purchase deposits	1,217	1,209
Total property and equipment, at cost	49,802	45,353
Less accumulated depreciation and amortization	(15,646)	(14,194)
Total property and equipment, net	34,156	31,159
Other assets
Goodwill	4,091	4,091
Intangibles, net	2,203	2,173
Deferred tax asset	427	1,498
Other assets	1,373	2,029
Total other assets	8,094	9,791
Total assets	$51,396	$51,274

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt and capital leases	$2,554	$1,855
Accounts payable	1,688	1,592
Accrued salaries and wages	1,672	1,516
Air traffic liability	3,978	3,912
Loyalty program liability	2,791	2,789
Other accrued liabilities	2,281	2,208
Total current liabilities	14,964	13,872
Noncurrent liabilities
Long-term debt and capital leases, net of current maturities	22,511	22,489
Pension and postretirement benefits	7,497	7,842
Other liabilities	2,498	3,286
Total noncurrent liabilities	32,506	33,617
Stockholders' equity
Common stock	5	5
Additional paid-in capital	5,714	7,223
Accumulated other comprehensive loss	(5,154)	(5,083)
Retained earnings	3,361	1,640
Total stockholders' equity	3,926	3,785
Total liabilities and stockholders’ equity	$51,396	$51,274